EXHIBIT 99.1

IZEA Announces Record Q3 Revenue, up 48% Year over Year
Reports Highest Quarterly Bookings in Company History, up 69%

Orlando, Florida (November 6, 2013) - IZEA, Inc. (OTCQB: IZEA), the pioneer of Social Sponsorship, today announced record results for its third quarter ending September, 30 2013.

Highlights include:

•	Revenue increased 48% to a record $1.57 million during the quarter compared to the same period in 2012

•	Bookings grew 69% to a record $1.87 million for the quarter, besting the previous record set in Q2 of 2013

•	The Company booked $5.3 million in sales during the first nine months of 2013, or $7.1 million on an annualized run-rate basis

•	Gross profit margin for the quarter was 68%, up from 59% during the same period in 2012.

“This is our third straight quarter of record bookings,” said Ted Murphy, IZEA's Chairman and Chief Executive Officer. “We have a great deal of positive momentum right now and there is strong demand for Social Sponsorship from marketers. Our team has done an incredible job of scaling sales booked and revenue while containing annual costs and delivering operational efficiency. The trends are positive and affirm the growth opportunity in our category.”

Third Quarter 2013 Results
Revenue for the third quarter of 2013 was $1.57 million, compared to $1.06 million for the third quarter of 2012.

Gross profit margin for the quarter was 68%, up from 59% during the same period in 2012. The increase in gross profit margin was primarily attributable to an increase in larger advertisers using the Company’s managed campaign services as compared to smaller and more self-service campaigns in 2012.

Operating expenses for the quarter ended September 30, 2013 were $1.7 million, compared to $1.5 million in the same period in 2012 due to higher non-cash stock compensation expense and professional fees.

Net loss for the quarter was $(975,302) compared to $(951,570) during the same period last year.
Basic and diluted earnings per share were $(0.08) for the third quarter of 2013, compared to diluted earnings per share of $(0.42) for the third quarter of 2012.

EBITDA was $(431,742) for the quarter compared to $(794,691) during the same period of last year, an improvement of 46%, primarily due to the higher revenue and improved margins during the third quarter of 2013.

Conference Call
The Company will host a conference call today at 4:30p.m. EST, during which IZEA management will present and discuss the financial results and be available to answer any questions from investors.

Dial-In Numbers:
Toll-Free (Domestic): 1-877-941-8418
International (Toll): 1-480-629-9809

About IZEA
Founded in 2006, IZEA is the pioneer of Social Sponsorship. The company builds cloud-based marketplaces that connect brands with creators who blog, tweet, pin, and post on their behalf. Brands receive influential consumer content and engaging shareable stories that drive awareness. Creators are compensated for their participation and partnership. For more information about IZEA, visit http://corp.izea.com.

Financial Methodology & Related Disclosures
"EBITDA" is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities including non-cash transactions.

We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate EBITDA in the same manner, and EBITDA as presented by IZEA may not be comparable to EBITDA presented by other companies. IZEA defines EBITDA as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment and all other income and expense items such as loss on exchanges and changes in fair value of derivatives, if applicable.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are forward-looking include the company's estimated levels of revenues, gross profit margin and net operating loss for the 2013 fiscal year. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

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Press Contacts:

Diane Schreiber
Senior Managing Director
Sparkpr, San Francisco
(415) 321-1871

Brittany Hall
Associate, Executive Communication & Support
IZEA, Inc.
(321) 332-6830 x. 175